Exhibit 99.1

NEWS RELEASE
Contacts:	James E. Braun, CFO Newpark Resources, Inc. 281-362-6800

FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner
Dennard Rupp Gray & Lascar, LLC
ksdennard@drg-l.com
713-529-6600
NEWPARK RESOURCES REPORTS NET INCOME OF $0.15 PER DILUTED
SHARE FOR THE FOURTH QUARTER 2010
Company achieves record Operating Income of $78.0 million in 2010
THE WOODLANDS, TX — February 17, 2011 — Newpark Resources, Inc. (NYSE: NR) today announced results for its fourth quarter and year ended December 31, 2010. Total revenues were $194.5 million for the fourth quarter of 2010 compared to $179.3 million for the third quarter of 2010 and $135.5 million for the fourth quarter of 2009. Net income for the fourth quarter of 2010 was $14.8 million, or $0.15 per diluted share, compared to net income for the third quarter of 2010 of $8.2 million, or $0.09 per diluted share, and net income for the fourth quarter of 2009 of $16,000, or break-even on a per share basis.
For the full year 2010, total revenues were $716.0 million compared to $490.3 million for the full year 2009. Net income for the full year of 2010 was $41.6 million, or $0.46 per diluted share, compared to a net loss of $20.6 million, or $0.23 per diluted share, for 2009.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “We are extremely pleased with our strong fourth quarter results, which reflect solid revenue growth in Brazil within our Drilling Fluids business, along with continued growth in the Northeast within our Mats and Integrated Services business. Revenues from our Environmental Services business declined in the quarter due to the expected reductions in waste disposals associated with the Deepwater Horizon oil spill.

“Looking at our full year, 2010 operating income reached a record $78.0 million, an outstanding improvement from an operating loss in 2009. This accomplishment reflects the hard work and dedication of our employees following the challenges of 2009,” added Howes.
SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $162.8 million in the fourth quarter of 2010 compared to $148.1 million in the third quarter of 2010 and $113.8 million in the fourth quarter of 2009. Segment operating income was $16.8 million in the fourth quarter of 2010 compared to $11.8 million in the third quarter of 2010 and $6.7 million in the fourth quarter of 2009. International revenues rose 41% from the third quarter of 2010, driven by a $14.2 million increase from Brazil. North American revenues were down 1% sequentially in the fourth quarter of 2010 as seasonal improvements in Canada were more than offset by a decline in the Company’s wholesale barite business. Compared to the fourth quarter of 2009, North American revenues increased 51%, while international revenues increased 30%. Operating margin in the fourth quarter of 2010 was 10.3%.
The Mats and Integrated Services segment generated revenues of $20.6 million in the fourth quarter of 2010 compared to $18.2 million in the third quarter of 2010 and $12.4 million in the fourth quarter of 2009. Segment operating income was $10.3 million in the fourth quarter of 2010 compared to operating income of $8.6 million in the third quarter of 2010 and $1.2 million in the fourth quarter of 2009. Revenues for the segment were up 13% from the third quarter of 2010, driven by a $2.2 million increase in rental activity in the Northeast U.S. region. Compared to the fourth quarter of 2009, segment revenues were up 66%. Operating margin in the fourth quarter of 2010 was 50.2%.
The Environmental Services segment generated revenues of $11.1 million in the fourth quarter of 2010 compared to $13.0 million in the third quarter of 2010 and $9.3 million in the fourth quarter of 2009. Segment operating income was $2.6 million in the fourth quarter of 2010 compared to operating income of $3.9 million in the third quarter of 2010 and $1.1 million in the fourth quarter of 2009. The fourth quarter of 2010 includes $3.1 million of revenue from waste disposals associated with the Deepwater Horizon oil spill compared to $5.4 million in the third quarter of 2010. Operating margin in the fourth quarter of 2010 was 23.4%.

CONFERENCE CALL
Newpark has scheduled a conference call to discuss the fourth quarter and full year 2010 results, which will be broadcast live over the Internet, on Friday, February 18, 2011 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9771 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through February 25, 2011 and may be accessed by dialing (303) 590-3030 and using pass code 4398406#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2009, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast, and restrictions on offshore drilling activity in the Gulf of Mexico. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2010	2010	2009	2010	2009

Revenues	$194,526	$179,278	$135,530	$715,954	$490,275

Cost of revenues	152,879	145,224	115,182	576,920	447,624
Selling, general and administrative expenses	16,722	16,662	15,686	64,157	61,205
Other operating expense (income), net	58	(2,140)	(476)	(3,127)	(3,229)

Operating income (loss)	24,867	19,532	5,138	78,004	(15,325)

Foreign currency exchange (gain) loss	(494)	1,184	(298)	(1,134)	(1,870)
Interest expense	2,613	3,278	2,723	10,267	9,334

Income (loss) from operations before income taxes	22,748	15,070	2,713	68,871	(22,789)
Provision for income taxes	7,978	6,836	2,697	27,245	(2,216)

Net income (loss)	$14,770	$8,234	$16	$41,626	$(20,573)

Income (loss) per common share — basic	$0.16	$0.09	$—	$0.47	$(0.23)
Income (loss) per common share — diluted	$0.15	$0.09	$—	$0.46	$(0.23)

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
(In thousands)	2010	2010	2009

Revenues
Fluids systems and engineering	$162,811	$148,140	$113,799
Mats and integrated services	20,610	18,186	12,397
Environmental services	11,105	12,952	9,334

Total revenues	$194,526	$179,278	$135,530

Operating income (loss)
Fluids systems and engineering	$16,811	$11,845	$6,749
Mats and integrated services	10,342	8,592 (1)	1,227
Environmental services	2,600	3,944	1,099
Corporate office	(4,886)	(4,849)	(3,937)

Total operating income	$24,867	$19,532	$5,138

Segment operating margin
Fluids systems and engineering	10.3%	8.0%	5.9%
Mats and integrated services	50.2%	47.2%	9.9%
Environmental services	23.4%	30.5%	11.8%

(1)	Includes $2.2 million of income reflecting proceeds from the settlement of a lawsuit.

Newpark Resources, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(In thousands, except share data)	2010	2009

ASSETS
Cash and cash equivalents	$83,010	$11,534
Receivables, net	196,799	122,386
Inventories	123,028	115,495
Deferred tax asset	27,654	7,457
Prepaid expenses and other current assets	10,036	11,740

Total current assets	440,527	268,612

Property, plant and equipment, net	212,655	224,625
Goodwill	62,307	62,276
Other intangible assets, net	13,072	16,037
Other assets	8,781	13,564

Total assets	$737,342	$585,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$1,458	$6,901
Current maturities of long-term debt	148	10,319
Accounts payable	66,316	62,992
Accrued liabilities	43,234	25,290

Total current liabilities	111,156	105,502

Long-term debt, less current portion	172,987	105,810
Deferred tax liability	31,549	2,083
Other noncurrent liabilities	4,303	3,697

Total liabilities	319,995	217,092

Common stock, $0.01 par value, 200,000,000 shares authorized and 93,143,102 and 91,672,871 shares issued, respectively	931	917
Paid-in capital	468,503	460,544
Accumulated other comprehensive income	8,581	8,635
Retained deficit	(45,034)	(86,660)
Treasury stock, at cost; 2,766,912 and 2,727,765 shares, respectively	(15,634)	(15,414)

Total stockholders’ equity	417,347	368,022

Total Liabilities and Stockholders’ Equity	$737,342	$585,114

Newpark Resources, Inc.
Consolidated Statements of Cash Flows
(unaudited)

(In thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	$41,626	$(20,573)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Non-cash impairment charges	225	1,166
Depreciation and amortization	27,010	28,138
Stock-based compensation expense	3,876	3,437
Provision for deferred income taxes	18,030	(6,916)
Provision for doubtful accounts	478	2,301
(Gain) loss on sale of assets	(257)	233
Change in assets and liabilities:
(Increase) decrease in receivables	(75,829)	89,340
(Increase) decrease in inventories	(8,085)	35,182
Decrease (increase) in other assets	1,898	(800)
Increase (decrease) in accounts payable	2,810	(28,710)
Increase (decrease) in accrued liabilities and other	19,694	(13,979)

Net cash provided by operating activities	31,476	88,819

Cash flows from investing activities:
Capital expenditures	(12,134)	(18,544)
Proceeds from sale of property, plant and equipment	1,585	1,400

Net cash used in investing activities	(10,549)	(17,144)

Cash flows from financing activities:
Borrowings on lines of credit	141,497	116,000
Payments on lines of credit	(231,613)	(171,701)
Principal payments on notes payable and long-term debt	(30,457)	(10,439)
Proceeds from senior notes, net of offering costs	167,756	—
Proceeds from employee stock plans	3,591	143
Purchase of treasury stock	(153)	(268)

Net cash provided by (used in) financing activities	50,621	(66,265)

Effect of exchange rate changes on cash	(72)	(2,128)

Net increase in cash and cash equivalents	71,476	3,282
Cash and cash equivalents at beginning of year	11,534	8,252

Cash and cash equivalents at end of year	$83,010	$11,534

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